EXHIBIT 3.1.8

             State of Delaware
             Secretary of State
       Division of Corporations
 Delivered 05:45 PM 02/04/2010
   FILED 05:44 PM 02/04/2010
SRV 100111388 — 3838993 FILE

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
 OF
BREKFORD INTERNATIONAL CORP.

BREKFORD INTERNATIONAL CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 10, 2004 under the name California Cyber Design, Inc.

SECOND:                            A Certificate of Amendment of Certificate of Incorporation of California Cyber Design, Inc. was filed with the Secretary of State of the State of Delaware on August 11, 2004.

THIRD:                  A Certificate of Amendment of Certificate of Incorporation of American Financial Holdings Inc. (formerly known as California Cyber Design, Inc.) was filed with the Secretary of State of the State of Delaware on January 5, 2006.

FOURTH:                  A First Amended and Restated Certificate of Incorporation of Tactical Solution Partners, Inc. (formerly known as American Financial Holdings Inc.) was filed with the Secretary of State of the State of Delaware on January 10, 2006.

FIFTH:                  A Certificate of Amendment to the First Amended and Restated Certificate of Incorporation of Tactical Solution Partners, Inc. was filed with the Secretary of State of the State of Delaware on April 29, 2008.

SIXTH:                  The Second Amended and Restated Certificate of Incorporation of Brekford International Corp. (formerly known as Tactical Solution Partners, Inc.)  in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

SEVENTH:                            The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A and is incorporated herein by this reference.

IN WITNESS WHEREOF, Brekford International Corp. has caused this Certificate to be signed by its Chief Executive Officer this 30th day of December, 2009.

BREKFORD INTERNATIONAL CORP.

Name: C.B. Brechin
Title: Chief Executive Officer

EXHIBIT A

 SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BREKFORD INTERNATIONAL CORP.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Brekford International Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

(A)           Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 170,000,000, consisting of 150,000,000 shares of common stock, with the par value of $0.0001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, with the par value of $0.0001 per share (“Preferred Stock”).

(B)           Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each service shall include, but not be limited to, determination of the following:

(i)	The designation of the series, which may be by distinguishing number, letter or title;

(ii)
The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)	The dates at which dividends, if any, shall be payable;

(v) The redemption rights and price or prices, if any, for shares of the series;

(vi)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)
Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix)	Restrictions on the issuance of shares of the same series or of any other class or series;

(x)	The voting rights, if any, of the holders of shares of the series; and

(xi)	Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

(C)           Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

(D)           Vote. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

(E)           Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered on the stock transfer books of the Corporation as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(A)           The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(B)           Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

(C)           Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

(D)           Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(E)           Provisions which permit the Corporation to redeem or exchange such rights; and

(F)           The appointment of a rights agent with respect to such rights.

ARTICLE VI

(A)           In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i)
to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that the Bylaws may also be altered, amended or repealed by the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the then outstanding Voting Stock (as defined in Article VII below), voting together as a single class; and

(ii)
from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

(B)           In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the long-term as well as short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the Corporation), and the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries, including the effect upon communities in which the Corporation and its subsidiaries do business.

(C)           The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

ARTICLE VII

(A)           Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors that shall constitute the whole Board of Directors of the Corporation shall be fixed in the manner prescribed in the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

(B)           Subject to the rights of the holders of any series of Preferred Stock to fill any newly created directorships or vacancies, any vacancy on the Board of Directors that results from an increase in the number of directors or for any other reason may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(C)           Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(D)           Until the 2011 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, and designated as Class I, Class II and Class III.  At the 2009 annual meeting of stockholders, the Class II directors shall be elected for one-year terms expiring at the 2010 annual meeting of stockholders; at the 2010 annual meeting of stockholders, the Class III directors shall be elected for one-year terms expiring at the 2011 annual meeting of stockholders; and at the 2011 annual meeting of stockholders, the terms of the then-serving Class I, Class II and Class III directors shall expire, and at such annual meeting and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting and shall serve until his or her successor shall be elected and qualified. From and after the 2011 annual meeting of stockholders, the directors shall no longer be divided into classes.  Each Class II director elected at the 2009 annual meeting of stockholders shall serve for a one-year term as provided herein notwithstanding that the amendments to effect the declassification of the Board of Directors as provided herein may be filed with the Secretary of State of the State of Delaware after the 2009 annual meeting of stockholders at which such Class II director was elected and such amendments were approved and adopted by the stockholders.

(E) Directors shall hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders of the Corporation, the directors whose terms expire at that meeting shall be elected by a plurality of the votes of the shares of Voting Stock present in person or represented by proxy at such meeting and entitled to vote on the election of directors.  Except as provided in subsection (D) above, the directors  shall hold office for a term expiring at the next annual meeting of stockholders following the year of their election, and until their successors are duly elected and qualified, subject to death, resignation or removal from office.

(F)           Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of more than 50 percent of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VIII by the stockholders shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, or each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators of estate of such person), shall be indemnified by the Corporation in accordance with and pursuant to the Bylaws of the Corporation. The Corporation may provide indemnification to employees and agents of the Corporation to the extent provided by action of the Board of Directors pursuant to the Bylaws. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article IX. Any amendment or repeal of this Article IX shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE X

In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board of Directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any individual, limited partnership, general partnership, corporation or other firm or entity (a “person”) to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, debentures or other evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board of Directors or such committee and may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

ARTICLE XI

The Corporation shall have the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, or any Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that any amendment or repeal of Article VIII or Article IX of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.